UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 21, 2020 (August 17, 2020)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.001 par value	MCHP	NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

From August 17, 2020 through August 20, 2020, Microchip Technology Incorporated (the “Company”) entered into separate privately-negotiated agreements with certain holders of the Company’s outstanding 1.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”) and the Company’s outstanding Convertible Senior Subordinated Notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Notes”), to exchange (the “Exchange Transactions”) approximately $414.3 million in aggregate principal amount of the 2025 Notes and approximately $381.8 million in aggregate principal amount of the 2027 Notes, in each case for cash and shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Upon the closing of the Exchange Transactions, the Company will pay an aggregate of approximately $796.3 million in cash and issue approximately 7.2 million shares of Common Stock in exchange for the Notes including accrued interest on the Notes. The foregoing amounts of cash and stock are subject to adjustment during respective one day averaging periods. Accordingly, such approximate amounts are estimates based on an assumed price per share of Common Stock equal to the closing price per share of Common Stock on The Nasdaq Global Select Market on the date of the applicable Exchange Agreement, the reference price used in the Exchange Transactions. The actual amounts of cash paid and shares of Common Stock issued could vary depending on changes in the trading price of the Common Stock during each applicable averaging period.

The Company funded the cash portion of the Exchange Transactions with borrowings under that certain Amended and Restated Credit Agreement, dated as of May 29, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, and with existing cash and cash equivalents. The Exchange Transactions are being conducted as a private placement and the shares of Common Stock to be issued in the Exchange Transactions will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) of the Securities Act and were offered only to persons believed to be either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act. The Company is relying on this exemption from registration based on the representations made by the holders of the Notes participating in the Exchange Transactions.

The closings of the Exchange Transactions occurred or will occur on August 19, 2020 through August 25, 2020. Immediately following the closings of the Exchange Transactions, approximately $312.4 million in aggregate principal amount of the 2025 Notes and approximately $1.044 billion in aggregate principal amount of the 2027 Notes will have remained outstanding.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: August 21, 2020

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Senior Vice President and Chief Financial Officer